UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Fox Corporation
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Supplement to Proxy Statement dated September 25, 2025
for the Virtual Annual Meeting of Stockholders to be held on
November 14, 2025, 10:00 a.m. Pacific Standard Time

Dear Stockholder:

As you may have seen, Institutional Shareholder Services (“ISS”) has issued its proxy analysis and voting recommendations for Fox Corporation’s 2025 Annual Meeting of Stockholders. The FOX Board of Directors (“Board”) strongly disagrees with ISS’s recommendation against the four members of the Company’s Compensation Committee as unwarranted and incorrect. It is based on ISS’s misunderstanding or misinterpretation of the facts and circumstances surrounding the pledge by LGC Holdco, LLC (“LGC Holdco”) of certain of its FOX shares. As such, the Board reaffirms its recommendation to vote FOR all seven of FOX’s director nominees, including the members of the Compensation Committee.

Background on LGC Holdco Pledge

ISS has recommended that our stockholders vote against the four members of the Compensation Committee based on either a misguided understanding of the pledge of certain shares owned by LGC Holdco (a legal entity owned by trusts associated with Mr. L.K. Murdoch, Ms. Grace Murdoch and Ms. Chloe Murdoch (“Remaining Beneficiaries”)) which currently holds 36.2% of the Company’s Class B common stock, or a flawed, overly formulaic policy that deems any share pledge connected to management unacceptable in all circumstances.

As the Company previously announced on September 8, 2025, the Company was informed of the resolution of legal proceedings in Nevada related to the Murdoch Family Trust (“MFT”), resulting in the termination of all related litigation and the acquisition by LGC Holdco of additional shares in the Company. The Company welcomed this important development and the transactions related to it as strengthening the stability of its ownership, leadership, vision and management, all of which are in the best interests of the Company’s stockholders.

As the Company was informed, and as was subsequently disclosed by LGC Holdco, the share purchase transaction included cash payments that were financed in part by proceeds from a collateralized loan where LGC Holdco pledged 37,002,060 shares of the Company’s Class B common stock. Together with additional material personal capital investments, the Remaining Beneficiaries used these funds to acquire, through LGC Holdco, a substantial amount of additional Company shares from the departing beneficiaries.

The Pledge Does Not Present a Significant Risk to Stockholders

•Not a CEO Pledge. Despite ISS’s attribution of the entire pledge to Mr. L.K. Murdoch, the pledge was effectuated by LGC Holdco, a separate legal entity that is not owned by Mr. L.K. Murdoch. Rather, LGC Holdco is owned by trusts established for the benefit of certain Murdoch family members and charities, of which trusts associated with Mr. L.K. Murdoch represent only a one-third interest. Therefore, ISS’s own arbitrary metrics misrepresent and overstate the pledge’s applicability to Mr. L. K. Murdoch by approximately threefold. For example, the portion of the Class B shares that are pledged and applicable to trusts associated with Mr. L.K. Murdoch is approximately 12.3 million (approximately $640 million) representing 2.8% of the market value of the Company despite ISS using three times these amounts in their metric analysis.

•Pledge Used to Increase Ownership, Not Hedge Risk. The shares were pledged in connection with a loan, the proceeds of which were used to acquire additional Class A and Class B common stock, thereby further aligning Mr. L.K. Murdoch with the Company’s stockholders. The pledged shares were not used to shift or hedge any economic risk of ownership of the Company’s Class B common stock by Mr. L.K. Murdoch. As such, the pledge, coupled with the material personal capital committed by trusts associated with Mr. L.K. Murdoch in the transaction, actually contributes to the ongoing stability of the ownership, leadership, vision and management of the Company, which is in the best interest of stockholders. Additionally, LGC Holdco and Mr. L.K. Murdoch have informed the Company that they have no intention to pledge additional shares, nor to employ hedging or monetization strategies.

•Financial Capacity to Repay. We have been informed that the LGC Holdco members have the financial capacity to repay the loan independently, without relying on the pledged shares. This minimizes any risk of forced liquidation or disruption to the Company’s stock.

•No Link to Executive Compensation. The pledged shares of Class B common stock were not acquired through any Company equity compensation plan grants. They represent pre-existing ownership in the Company and are not shares tied to executive incentives or performance.

•No Company Involvement. The Company was not a participant in the loan transaction, and the pledge is entirely external and does not impact the Company’s business or financial operations.

Mr. L.K. Murdoch’s Interests Are Aligned Deeply with Stockholders’ Interests

•Proven, Long-Term Commitment to the Company’s Success. As the Company’s Executive Chair and Chief Executive Officer, Mr. L.K. Murdoch’s leadership and tenure reflect a sustained alignment with shareholder value creation.

•Significant Investment in Company Stock. In connection with the resolution of the MFT matter, trusts associated with Mr. L.K. Murdoch committed substantial personal capital to acquire additional shares of FOX Class A and Class B common stock – reinforcing confidence in the Company’s future.

•Mr. L.K. Murdoch’s Personal Share Ownership Is Well Beyond Required Ownership Thresholds. Mr. L. K. Murdoch’s direct personal holdings (outside of those held by LGC Holdco) far exceed the Company’s CEO stock ownership guidelines, which mandate ownership equal to at least six times his annual base salary. This level of investment underscores his long-term stake in the Company’s performance and shareholder returns.

ISS’s recommendation with respect to the members of the Compensation Committee is entirely misguided. The members of the Company’s Compensation Committee (Mr. Chase Carey, Mr. William Burck, Ms. Margaret “Peggy” Johnson, and Mr. Paul Ryan) have been dedicated and outstanding directors and have been diligent in their work on the Compensation Committee. Each of these directors is highly qualified and deeply engaged in fulfilling their responsibilities. They exercise thoughtful judgment in all decisions and consistently act with a steadfast commitment to advancing the best interests of our stockholders.

Dual Class and Stockholder Proposal to Eliminate Supermajority Provisions

While the focus of this Supplement is on LGC Holdco’s pledge, we cannot ignore ISS’s recommendation against Mr. Paul Ryan as Chair of our Nominating and Corporate Governance Committee, and Mr. L.K. Murdoch, as Board Chair, due to our dual-class structure. The Board believes such recommendation is based on a “one-size-fits-all” checklist approach to corporate governance that fails to recognize the benefits of such structure, which has been in existence for more than 20 years at the Company and its predecessors, is widely understood by our investors, provides important protections for editorial integrity, and is essential to maintaining the reputation, brand, and long-term value of our assets.

Finally, ISS’s misguided recommendation to support a stockholder proposal to implement a simple majority vote fails to recognize, as we have highlighted in our proxy statement, the limited provisions in our governing documents that require supermajority stockholder support in fact provide protection to our minority investors, ensuring that certain fundamental changes require broad stockholder support and cannot be unilaterally implemented by a single majority holder.

In closing, we ask that you vote FOR “Proposal 1: Election of Directors,” in accordance with the recommendations of our Board of Directors, and AGAINST “Proposal 6.” Vote with FOX on all proposals.

This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 14, 2025: This supplement, our Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders, and our Company’s 2025 Annual Report to Stockholders are available at www.proxyvote.com.